AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 2000

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ARROW FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York

(State of Incorporation)

22-2448962

(I.R.S. Employer Identification Number)

250 Glen Street

Glens Falls, New York 12801

(518) 745-1000

(Address and telephone number of Registrant's principal executive offices)

Thomas L. Hoy

President and Chief Executive Officer

Arrow Financial Corporation

250 Glen Street

Glens Falls, New York 12801

(518) 745-1000

(Name, address and telephone number of agent for service)

_______________________

Copies to:

Thomas B. Kinsock, Esq.

Stinson, Mag & Fizzell, P.C.

100 South Fourth Street, Suite 700

St. Louis, MO 63102

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ÿ

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ÿ

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ÿ

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ÿ

CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock $1.00 par value per share	500,000	$17.25	$8,625,000.00	$2,277.00

(1) Represents maximum number of shares authorized to be sold under the Registrant's 2000 Employee Stock Purchase Plan. Includes, for each share of common stock, one attached share purchase right, pursuant to the Registrant's Shareholder Protection Rights Plan dated April 30, 1997.

(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, and is based upon the average of the bid and asked price as reported on the Nasdaq National Market System on October 6, 2000.

(3) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: 0.0264% of $8,625,000.00, the Proposed Maximum Aggregate Offering Price of the shares registered hereby.

THE REGISTRANT AGREES TO THE DELAY OF THIS REGISTRATION STATEMENT'S EFFECTIVE DATE UNTIL (a) IT FILES AN AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR (b) SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION DECLARES THE REGISTRATION STATEMENT EFFECTIVE, PURSUANT TO SECTION 8(a).

Prospectus

ARROW FINANCIAL CORPORATION

2000 EMPLOYEE STOCK PURCHASE PLAN

Arrow Financial Corporation (the "Company") offers to qualifying employees, directors, and other individuals affiliated with the Company the opportunity to participate in the Company's 2000 Employee Stock Purchase Plan (the "Plan") and to purchase through the Plan shares of the Company's common stock, $1.00 par value ("Common Stock").

Under the Plan, participants may purchase shares at a discount from the prevailing market price, subject to limitations.

This prospectus and supplemental materials provided by the Company from time to time explain the Plan and the choices available to participants.

The Common Stock is listed on the NASDAQ National Market System, under the symbol "AROW."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or has determined if this brochure is accurate or adequate. Any representation to the contrary is a criminal offense.

Plan accounts are not savings accounts, deposit accounts or obligations of a bank. Thus, Plan accounts are not insured by the FDIC, SIPC or any other government agency, and may lose value. There is no bank guarantee of your Plan account or the securities in your account.

Dated: ______________, 2000.

1. What is the purpose of the Plan?

The general purpose of the Plan is to provide individuals who are employed by or render services to the Company with an incentive to work for the continued success of the Company by encouraging them to acquire a proprietary interest in the form of Common Stock. The Plan is also intended to help the Company retain the services of such individuals and attract additional qualified personnel.

2. Who is the Plan administrator and what are the administrator's duties?

The Board of Directors of the Company (the "Board") has overall responsibility for the Plan.

The Board has selected the Company's subsidiary bank, Glens Falls National Bank and Trust Company, Glens Falls, New York, as the administrator of the Plan.

All communications with the Plan administrator should be directed to:

Glens Falls National Bank and Trust Company
250 Glen Street
Glens Falls, New York 12801
Attn: Personnel Department

(telephone number 518-785-1000, extension 248)

The Plan administrator has printed forms for you to use if you wish to participate in the Plan, change the level of your participation, sell or withdraw any shares held in your Plan account, or terminate your participation in the Plan.

The administrator has overall responsibility for the day-to-day operation of the Plan, which it may carry out directly or through one or more selected agents. Among other things, the administrator is responsible for ensuring that participants receive current information regarding the Plan and the Company, that their Plan accounts are properly maintained and that they receive account statements on a timely basis.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

3. Who is eligible to participate in the Plan?

The following individuals are eligible to participate in the Plan:

(i) Current Employees. All regular employees of the Company and its subsidiaries who are 18 years of age or older and have been employed by the Company or its subsidiaries continuously for at least one month are eligible to participate.

(ii) Directors. Directors of the Company and its subsidiaries are eligible to participate in the Plan from the date they take office.

(iii) Advisers. If approved by the Board, advisers to the Company and its subsidiaries, such as members of the regional and community development boards of the Company's subsidiary banks, may participate in the Plan.

(iv) Retirees. Employees who retire at early or normal retirement age under the Company's retirement plan and directors who retire at mandatory retirement age under the Company's by-laws will be permitted to continue to participate in the Plan, if such individuals are participating at the time of their retirement. Other participants (e.g., advisers) may continue to participate after their retirement if and only if permitted to do so by the Board. All retirees who participate must continue to make regular contributions to the Plan. Participating retirees who terminate their participation will not be permitted to resume participation at a later date.

Any person who is eligible and wishes to participate in the Plan may do so by completing the prescribed participation form and returning it to the Plan administrator. See Question 2. For employees, participation will commence as of the first day of the first month following receipt by the administrator of their participation form. For other participants, participation will commence on the earliest practicable date after the administrator's receipt of their form.

4. How does a participant make contributions to the Plan?

Participants make contributions to the Plan as follows:

(i) in the case of participating employees, through automatic semimonthly payroll deductions;
    in the case of participating directors, through conversion of fees otherwise payable to them by the Company or its subsidiaries, or through automatic direct monthly withdrawals from deposit accounts maintained by them with the Company's subsidiary banks ("Automatic Withdrawals from Deposit Accounts");
    in the case of participating advisers, including members of the regional or community development boards of the subsidiary banks, through Automatic Withdrawals from Deposit Accounts, or, for those advisers receiving regular fees, through conversion of fees otherwise payable to them; and
    in the case of participating retirees, through Automatic Withdrawals from Deposit Accounts.

In certain circumstances, the Board in its discretion may permit participants to make contributions to the Plan in other ways.

5. What are the dollar limits on participant contributions?

The Board has established $5.00 as the minimum monthly contribution for all participants (for employees, $2.50 per pay period). The Board also has established a maximum contribution for all participants of $2,000 per month (for employees, $1,000 per pay period). Note: This maximum monthly dollar amount of contributions is higher than the maximum dollar amount of a participant's monthly contributions that are entitled to be invested at a discount. See Question 7, below.

Within the minimum and maximum limits above, you may select your own individual level of contributions to the Plan. Participating employees select a dollar amount to be withheld from their paycheck per pay period (e.g., $20.00 per pay period). Participating directors and advisers may select a dollar amount of contributions per month (e.g., $40.00 per month, to be paid by Automatic Withdrawal from Deposit Account or out of fees) or may express their level of participation as a percentage of fees owed to them on an ongoing basis (e.g., 50% of fees), or may utilize both methods of contribution.

You will indicate your desired level of participation, including any changes in your level of participation, on forms obtained from the administrator. See Question 2.

6. How often may I change the level of my participation?

You may change your level of participation in the Plan not more than once in each calendar quarter.

If you decrease your level of contributions to zero, however, you will be treated as having terminated your participation in the Plan, and will not be permitted to resume participation for one full year from the end of the calendar quarter in which you stop contributing. See Question 16 on termination of participation. Retiree participants who reduce the level of their contributions to zero and terminate their participation will not be permitted to resume participation at any later date.

7. What is the discount for shares purchased under the Plan?

The Board determines from time to time the particular discount from the current market price of the Common Stock that will apply to purchases of shares under the Plan. As of the date of this prospectus, the Board has determined that the discount will be 15%. That is, shares purchased under the Plan with a participant's contributions will be purchased at 85% of the current market price of the Common Stock, subject to the limits on discounted purchases discussed in the following paragraph. The current market price is defined as the average of the high and low sales prices for the Common Stock as reported on the NASDAQ National Market System for the last trading date prior to the date of purchase.

Note: The Board has determined that the discounted price applies only to the first $1,000 of a participant's monthly contributions to the Plan. Monthly contributions in excess of $1,000 will be invested in shares at 100% of the current market price -- that is, on a non-discounted basis.

8. How and when are shares purchased under the Plan?

On the first business day of each month, all participant contributions to the Plan during the preceding month, including salary withholdings, will be collected and invested in shares of Common Stock. All shares will be purchased directly from the Company and will be credited to the Plan accounts of individual participants immediately. You will receive credit for fractional shareholdings up to three decimal places (.001), as appropriate.

Your monthly account statement for your Plan account will show all relevant information for shares acquired on your behalf with your Plan contributions. See Question 13 regarding account statements.

9. In whose name will shares acquired under the Plan be registered?

All shares purchased under the Plan on your behalf will be delivered to the Plan administrator. They will be registered on the stock transfer books of the Company in the name of the administrator or its agent or nominee, and will remain so registered for as long as the shares are held in your Plan account. If and when the shares are subsequently distributed by the administrator out of your account to you or your designee(s), they will be registered in your name or that of your designee(s).

10. May I specify a co-owner of my Plan account? If so, what impact will the addition of such a co- owner have upon my rights as a participant under the Plan?

As a participant in the Plan, you may specify that your Plan account is to be a joint account. To have a joint account, you must identify on your participation form one or more co-owners of your account. These co-owners may be any members of your immediate family (e.g. spouse, children, siblings) or may be other individuals with whom you have a personal or business relationship. All co-owners must be natural persons. You may not have a joint account with any business entity, such as a corporation or a partnership, nor may you specify any trust as a co-owner.

If you decide to name one or more co-owners and thus make your Plan account a joint account, each co-owner will have certain rights with respect to the assets in your account. For example, any decision to sell or withdraw shares from the account will have to be approved by all co-owners of the account. See Questions 14 and 15 regarding the sale or withdrawal of shares from Plan accounts. Similarly, if you have a joint account and your participation in the Plan terminates, decisions regarding the distribution of account assets upon closing of the account also will have to be approved by all co-owners. See Question 18.

On the other hand, you as the participant have the sole right to determine any changes in your level of participation in the Plan or to terminate your participation in the Plan, even if your account is a joint account.

If you have previously established a Plan account in your own name but wish to make it a joint account by adding one or more co-owners, or if you have previously established a joint account but wish to put the account in your own name or to add or subtract co-owners, you may do so without discontinuing your contributions to the Plan. You will simply need to complete and deliver to the Plan administrator a new participation form showing the change in ownership of your account.

Such a change in Plan account ownership will be treated as the establishment by you of a new account and a termination and closing of your old account, with the assets in your old account to be distributed as directed by you (if the old account is solely owned by you) or as directed by you and the co-owners (if the old account is a joint account). Unlike the case of a normal termination of a Plan account, however, any change in ownership of your Plan account will not require you, the participant, to stay out of the Plan for any designated period of time.

All joint accounts are established as joint tenancies with right of survivorship. This means that if the participant or any co-owner dies while the assets are held in the joint account, the ownership interest of the deceased in account assets automatically passes to and vests in the surviving account owner or owners (if multiple owners survive, to the multiple owners jointly).

For the federal tax considerations of jointly-owned accounts, see Question 19.

11. What is the cost to participants of participating in the Plan?

You will not be charged for the cost of opening and maintaining your Plan account. You will not be charged any brokerage commissions or fees for purchases of shares on your behalf under the Plan. You will not be charged any fees for withdrawing shares from your Plan account or for the distribution of shares to you when your account is closed.

However, if the Plan administrator sells any shares held in your Plan account into the market, as directed by you from time to time or upon the closing of your account, any brokerage commissions or transfer taxes paid by the administrator in connection with the sales will be deducted from the sale proceeds before they are distributed to you. No administrative fees will be charged. See Questions 14 and 18, below, on sales of your shares by the Plan administrator.

12. How will dividends be paid on shares held in my Plan account?

All cash dividends paid on shares of Common Stock held in your Plan account will be paid to the Plan administrator as the record owner of the shares and credited by the administrator to your account. These dividends will then be reinvested automatically in additional shares of Common Stock under the Arrow Financial Corporation Automatic Dividend Reinvestment Plan on the next reinvestment date. The Automatic Dividend Reinvestment Plan is available to the Company's shareholders generally and provides for automatic reinvestment of cash dividends in additional shares of Common Stock. You will not receive a separate account in your name under the Automatic Dividend Reinvestment Plan solely as a result of the reinvestment under that plan of cash dividends paid on the shares held in your account under this Plan. The shares of Common Stock purchased with your reinvested dividends will be credited automatically to your account under this Plan and will appear on your next account statement.

Note: When cash dividends on your Plan shares are reinvested in additional shares of Common Stock, the additional shares will be purchased at the current market price of the Common Stock, not at the discounted price.

Shares purchased with reinvested dividends will be purchased at the same time and in the same manner as all other shares purchased under the Company's Automatic Dividend Reinvestment Plan. Under that plan, shares are purchased on the open market or in private transactions (including, if the administrator so determines, directly from the Company), in either case at the current market price of the Common Stock. Purchases are effected as soon as practicable after the dividend payment date. If you wish, you may obtain free of charge from the Company's Corporate Secretary a copy of the Automatic Dividend Reinvestment Plan brochure describing in more detail how the plan operates.

All stock dividends and stock splits paid on shares of Common Stock held in your Plan account will be paid to the administrator as the record owner of such shares and immediately credited by the administrator to your account.

No interest will be paid to you on any funds held in your Plan account, including cash dividends received, pending investment of those funds in shares of Common Stock.

13. What will my account statements look like? What other information will I receive?

You will receive account statements from the Plan administrator or its agent on a monthly basis. Your account statement will reflect all transactions in your Plan account during the 30-day period preceding the statement date. Among other things, the statement will reflect:

• All contributions by you during the period.

• All purchases of shares of Common Stock on your behalf.

• All dividends and other distributions on shares held in your account, including shares purchased with cash dividends.

• Any sales of shares held in your account during the period, and the net proceeds of sales after payment of any brokerage commissions or transfer taxes. See Question 14.

• Any withdrawals of shares from your account during the period. See Question 15.

• Total shareholdings in your account at period end.

The monthly account statement also will identify the discounted purchase price for all shares acquired on your behalf during the period at a discount, as well as the current market price of the shares on the date of purchase. The difference between the two (i.e., the current market price minus the discounted purchase price) will be taxed as ordinary income to you on the date of purchase. See Question 19.

Your account statements can serve as your permanent cost record for shares acquired under the Plan, which you will need for tax purposes if you sell the shares at a later date. Please keep your statements in a safe place.

As a beneficial owner of the Common Stock held in your Plan account, you will receive all materials regularly distributed by the Company to its shareholders. This includes notices and proxy materials for meetings of Company shareholders, annual reports to shareholders, and other periodic mailings. You also will have the authority to direct the administrator how to vote the shares held in your account and, to the extent that Company shareholders may have other rights, how those rights should be exercised by the administrator with respect to your shares.

14. May I sell shares held in my Plan account?

Yes. You may elect, without terminating your participation in the Plan, to have the administrator sell some or all of the whole shares held in your account. You may elect such sales not more than twice (2 times) in any calendar year. Written requests for sales of shares should be sent to the administrator. See Question 2.

The Plan administrator will sell shares for Plan account holders once each month, on the 20th day of the month (or if such is not a trading day, on the next trading day thereafter), for all requests received by the Plan administrator by 12:00 noon, local time, on the 15th day of the month. Promptly after the sale of your shares, the administrator will send you a check in the amount of the net proceeds, less applicable brokerage commissions or transfer taxes, if any. No administrative fees are charged for this service.

Note: If your account is a joint account, any sale of shares held in the account must be authorized by you and all co-owners of the account. The written request for sale delivered to the Plan administrator on the prescribed form must be executed by you and all co-owners. Unless otherwise indicated on the request form, the proceeds of the sale of any shares held in a joint account will be made payable to you and the co-owner or co-owners of the account jointly.

15. May I withdraw shares from my Plan account?

Yes. You may elect, without terminating your participation in the Plan, to withdraw some or all of the whole shares held in your account. You may elect such withdrawals not more than twice (2 times) in any calendar year. Written requests for withdrawals of shares should be sent to the administrator. See Question 2.

The administrator will send to you one or more certificates evidencing the withdrawn shares within 30 days of receipt of your request. The withdrawn shares will be registered in any name(s) you may specify. If you do not specify, the shares will be registered in your name as it appears on the records of the Plan.

Note: If your account is a joint account, any withdrawal of shares from the account must be authorized by you and all co-owners of the account. The written request for withdrawal delivered to the Plan administrator on the prescribed form must be executed by you and all co-owners. Unless otherwise indicated on the request form, the withdrawn shares will be registered in the names of you and the co-owner or co-owners of the account jointly.

After you withdraw shares from the Plan, any dividends or other distributions on the withdrawn shares will be mailed directly to you and/or the other persons in whose name the shares may have been registered. Dividends on withdrawn shares will not be reinvested automatically in additional shares of Common Stock, unless you separately elect to participate in the Company's Automatic Dividend Reinvestment Plan.

16. How do I terminate my participation in the Plan? What happens if my participation terminates?

You may voluntarily terminate your participation in the Plan at any time. Termination will be effective on the date you select, which may not be earlier than the 5th business day after the date of your notice of termination.

If you voluntarily terminate your participation, you may not re-enter the Plan for one full year from the end of the calendar quarter in which the termination becomes effective.

Note: Retiree participants who terminate their participation in the Plan are not permitted to re-enter the Plan at any later date.

When your participation in the Plan terminates, your Plan account is closed and the shares in your account will be either (1) distributed to you, (2) sold upon your request, with the sale proceeds distributed to you, or (3) transferred into an account in your name in the Company's Automatic Dividend Reinvestment Plan, as you choose. You may indicate your choice among options (1), (2) and (3) on an account distribution form obtained from the Plan administrator. If your account is a joint account, the choice of options for distribution of your account assets must be approved by each co-owner of your account. See Question 18.

If you wish to terminate your participation in the Plan, you should contact the Plan administrator to obtain the appropriate forms. See Question 2.

17. What happens when I retire from the Company or my service with the Company terminates?

If you retire as an employee at normal or early retirement age under the Company's retirement plan or retire as a director at the mandatory retirement age for directors in the Company's by-laws (currently, age 70) and you are participating in the Plan at the time you retire, you may continue to participate as a retiree participant in the Plan. All retiree participants are subject to the same terms and conditions as other participants in the Plan, except that retiree participants who terminate their participation are not permitted to re-enter the Plan at a later date.

If your employment terminates (or your term as a director ends) before you reach retirement age, you will not be able to continue as a participant in the Plan. Your participation in the Plan will terminate on the same date that your employment or service terminates, and your account will be closed as soon as practicable thereafter.

Advisers who participate in the Plan generally are not permitted to continue to participate after their period of advisory service terminates.

If your participation in the Plan terminates upon termination of your employment or your service as a director or adviser, you will have the same three options available to you for distribution of your Plan account assets as is the case if you voluntarily terminate your participation. The three options are described in Question 18. You may indicate your choice among these options on an account distribution form obtained from the Plan administrator. If your account is a joint account, the choice of options for distribution of your account assets must be approved by each co-owner of your account.

18. What happens when my account is closed? How are account assets distributed?

When your participation in the Plan terminates and your account is closed, the assets in the account will be distributed in one of three ways, as selected by you in writing on an account distribution form obtained from the Plan administrator. The three options are as follows:

(1) Distribution of Shares. If you select this option, the Plan administrator or its agent will (a) issue to you or on your behalf one or more stock certificates for all of the whole shares of Common Stock in your account, registered in your name or such other name or names as you may designate, and (b) sell on your behalf any fraction of a share in your account and remit to you the net proceeds.

(2) Sale of Shares and Distribution of Proceeds. If you select this option, the administrator or its agent will sell on your behalf all of the whole shares and any fraction of a share in your account and remit to you a check in the amount of the net proceeds.

(3) Transfer of Account to Automatic Dividend Reinvestment Plan. If you select this option, the administrator will transfer all of the whole shares and any fraction of a share in your Plan account to an account in your name in the Company's Automatic Dividend Reinvestment Plan. If you already have a Dividend Reinvestment Plan account in your name, the shares will be transferred to that account; otherwise, a new account will be opened in your name.

Note: If you fail to submit a properly executed account distribution form to the Plan administrator on a timely basis, the account assets will be distributed in accordance with option (1), above.

If the administrator or its agent sells any whole or fractional shares in your account as part of closing your account, the sale will occur in connection with the administrator's next regularly scheduled sale of shares for accountholders. Such sales occur every month on the 20th day of the month (or if such is not a trading day, on the next trading day thereafter), and cover all sale requests received by the administrator on or before 12:00 noon, local time, on the 15th day of the month. After the sale, the administrator will promptly send you a check in the amount of the proceeds from the sale, less applicable brokerage commissions and transfer taxes, if any.

If your account is a joint account, the account distribution form submitted to the Plan administrator specifying how the account assets should be distributed must be executed by you and each co-owner of the account. Regardless of the option selected, the assets distributed out of a joint account will be in the name of you and the co-owner or co-owners of the account jointly, unless the distribution form specifies otherwise. Thus, if shares are to be distributed (Option #1), the shares will be registered in the name of you and all co-owners jointly, unless your form specifies otherwise. Similarly, if the account shares are to be sold and the proceeds distributed (Option #2), the check will be made payable to you and the co-owner or co-owners jointly, unless otherwise specified on the form. Under Option #3 (transfer of account shares to the Company's Dividend Reinvestment Plan), the shares will be deposited in a joint account under that plan in the names of you and all other co-owners, unless the form specifies otherwise.

19. What are the Federal tax consequences of my participation in the Plan?

Generally, you as a Plan participant will be required to recognize and report, as income, the amount by which the purchase price for shares purchased on your behalf under the Plan is less than the market price for those shares on the date of each purchase. For example, if the applicable discount for purchases under the Plan is 15% and you purchase two shares when the market price is $20.00 per share (i.e., you pay $17.00 per share), you will receive shares having a total market value of $40.00 for a total purchase price of $34.00. The difference, a total of $6.00, will be taxable income to you at the time the shares are acquired for your account, and will be subject to applicable withholding taxes if you are an employee. The taxable income will be recognized by you, the participant, even if the shares acquired with your contributions are placed in a joint account under the Plan.

The tax basis of accountholders in shares purchased for their accounts under the Plan will be equal to the purchase price paid for such shares plus the amount of income recognized by the participant in connection with the purchase. Thus, in the example above, your tax basis in the two shares purchased would be $20.00 per share, that is, the sum of the purchase price ($17.00 per share) plus the discount ($3.00 per share, which is recognized as taxable income).

The holding period for shares purchased on behalf of an accountholder under the Plan will begin on the date the administrator purchases those shares and enters them in the holder's Plan account. This date will be identified on account statements. As an accountholder, your holding period is not affected by the date the shares may be distributed to you by the administrator out of your Plan account.

Upon any resale by accountholders or by the administrator on behalf of accountholders of shares acquired for their accounts through the Plan, any gain or loss realized by such holders will be treated as gain or loss in connection with the sale or exchange of a capital asset. Generally, long term capital gain (i.e., gain recognized on assets that have been held by a taxpayer for at least one year) is taxed at a lower tax rate than ordinary income.

If an account is a joint account, the distribution of account assets to a co-owner, who is not the Plan participant, is generally treated, for Federal estate and gift tax purposes, as a gift from the Plan participant to the co-owner at the time the distribution to the co-owner is complete. Generally, there are no estate and gift tax consequences for transfers of jointly held assets between spouses.

Tax consequences may vary depending upon individual circumstances. You are advised to consult with your personal tax advisers regarding the particular Federal income tax consequences to you of your participation in the Plan, your purchase of shares through the Plan and your sale of those shares. You also should consult with your advisers regarding the tax consequences to you, if any, under state or local tax laws.

20. Are there any restrictions on my ability to resell shares acquired by me under the Plan?

If you are an "affiliate" of the Company (as that term is defined in the Federal securities laws), you will be subject to legal limits on your ability to resell shares acquired by you under the Plan. Essentially, these limits are the same limits that apply to all resales of shares of Common Stock held by affiliates of the Company. The issue of who qualifies as an "affiliate" of the Company and what restrictions apply to resales by affiliates is discussed in Question 21, below .

If you are not an affiliate of the Company and have not been an affiliate in the preceding 3 months, either you or the Plan administrator acting on your behalf may resell any shares acquired on your behalf under the Plan without registration under the Federal Securities Act of 1933 or reliance upon any special exemption from registration. In other words, as a non-affiliate, you generally will not be subject to any restrictions under the registration provisions of the Federal securities laws on the resale of your Plan shares.

21. Who are company "affiliates" and what resale restrictions will apply to them?

The term "affiliates" is defined under the Federal securities laws to include individuals who directly or indirectly, through one or more intermediaries, control the Company, such as by participating in or controlling the Company's management. Due to the broad meaning given the term "affiliates" under these laws, any director or executive officer of the Company may assume that he or she is an affiliate of the Company and should consult with counsel before selling shares acquired under the Plan.

Affiliates of the Company may resell shares of Common Stock received by them under the Plan only (i) in transactions registered under the Federal Securities Act of 1933 (the "1933 Act"), (ii) in reliance upon and in compliance with applicable provisions of Rule 144 under the 1933 Act, which exempts from registration some resales of securities, or (iii) in reliance upon some other exemption from the registration requirements of the 1933 Act. The Company has neither any obligation nor any present intention to prepare and file a registration statement under the 1933 Act for resales by affiliates of shares received by them under the Plan, and such a registration statement would be necessary before an affiliate could resell shares in a registered transaction. Whether Rule 144 or some other exemption from the registration requirements of the 1933 Act is available for a resale of shares by an affiliate is a complicated question that depends upon the particular circumstances of each individual.

Most affiliates of the Company also are subject to Section 16 of the Federal Securities Exchange Act of 1934, which applies to persons who are beneficial owners of more than ten percent of the outstanding shares of Common Stock or who are directors or officers of the Company. In some circumstances, Section 16 also may restrict the ability of these individuals to resell shares of Common Stock acquired by them under the Plan. The advice of counsel should be sought before affiliates or other persons subject to Section 16 resell any shares.

22. What is the Company's business?

The Company is a bank holding company principally engaged in the business of owning, supervising and controlling its banking subsidiaries. As of the date of this prospectus, it owns two nationally chartered banks in New York - Glens Falls National Bank and Trust Company, headquartered in Glens Falls, and Saratoga National Bank and Trust Company, located in Saratoga Springs.

The Company's banks serve their home towns and the communities in Northeastern New York State through an extensive network of branch offices. The banks offer electronic banking services, including automated teller machines and point-of-sale terminals. The banks are full-service banks providing a broad range of financial products, such as mortgage, consumer and commercial loans and a full array of deposit products and trust services.

23. What additional information about the Company is available?

The Company is subject to the informational requirements of the Federal Securities Exchange Act of 1934, and accordingly files extensive information with the Securities and Exchange Commission ("SEC"). Filed documents include annual and quarterly reports, proxy statements and press releases.

The following information filed by the Company with the SEC under the Securities Exchange Act is incorporated by reference in this prospectus:

(a) The Company's latest annual report on Form 10-K.

(b) All other reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the latest annual report on Form 10-K.

(c) The description of the Common Stock of the Company contained in the registration statement filed by the Company under Section 12 of the Securities Exchange Act, as amended.

In addition, all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date hereof and prior to the termination of the offering of shares under this prospectus will be incorporated by reference into this prospectus.

As a Plan participant, you may receive from the Company without charge, upon written or oral request, copies of any of the above documents or any other documents that from time to time may constitute part of the Plan prospectus. Requests for copies should be directed to the Plan administrator. See Question 2.

The Company also invites you to visit its web site at www.arrowfinancial.com.

The shares of Common Stock are traded on the NASDAQ National Market System. The ticker symbol is AROW.

24. What will the Company do with the proceeds of sales of shares under the Plan?

Any proceeds realized from the sale of shares under the Plan will be used by the Company for general corporate purposes.

25. May the Company discontinue or change the Plan?

The Company expects to continue the Plan as long as it is a service desired by participants. However, the Company reserves the right to terminate the Plan. If so, you will have the same options for closing your Plan account as if you had elected individually to terminate your participation. See Question 18.

The Board may amend the Plan from time to time in its discretion. No such amendment may materially impair the rights of any participants to shares already acquired by them under the Plan.

* * * * *

Legal Matters

Certain legal matters relating to the Plan and this prospectus have been reviewed for the Company by Stinson, Mag & Fizzell, a professional corporation.

Independent Accountants

The consolidated financial statements of the Company as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference into this prospectus from the Company's 1999 Form 10-K in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference into this prospectus from the Company's 1999 Form 10-K, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Registration Fee $ 2,277.00

Printing Expenses $ 108.00

Accountants' Fees $ 2,000.00

Legal Fees and Expenses $ 20,000.00

__________

Total $24,385.00

Item 15. Indemnification of Directors and Officers.

Sections 721-725 of the New York Business Corporation Law generally provide for or permit a corporation to indemnify the directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

The Registrant's Certificate of Incorporation provides that directors and officers of the Registrant shall be indemnified, to the fullest extent permitted by the Business Corporation Law, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by them in connection with actions to which they are, or are threatened to be made, parties. If a director or officer is not successful in the defense of an action, he is entitled to indemnification, under the Registrant's Certificate of Incorporation and the relevant provisions of law, if ordered by a court or if the Board of Directors, acting upon the written opinion of independent legal counsel, determines that the director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant, and, in criminal actions, had no reasonable cause to believe his conduct was unlawful. In connection with actions by or in the right of the Registrant (derivative suits) as to which the director or officer is not successful, indemnification is permitted for expenses and amounts paid in settlement only if and to the extent that a court of competent jurisdiction deems proper, and indemnification for adverse judgments is not permitted.

Under the Registrant's Certificate of Incorporation and applicable provisions of law, the Board of Directors or the Registrant may advance expenses to a director or officer before final disposition of an action or proceeding upon receipt of an undertaking by the director or officer to repay the amount advanced if he is ultimately found not to be entitled to indemnification with respect thereto.

The Registrant's Certificate of Incorporation also provides that to the fullest extent permitted by law, subject only to the express prohibitions on limitation of liability set forth in Section 402(b) of the Business Corporation Law, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for any breach of duty as a director.

Pursuant to policies of directors' and officers' liability insurance with total annual limits of $7.5 million the directors and officers of the Registrant and its subsidiary banks are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers of such entities.

Item 16. Exhibits.

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement is included on page E-1.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glens Falls, State of New York, on September 27, 2000.

ARROW FINANCIAL CORPORATION

By: /s/ Thomas L. Hoy

Thomas L. Hoy,

President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Arrow Financial Corporation, hereby severally and individually constitute and appoint Thomas L. Hoy and John J. Murphy and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Thomas L. Hoy Thomas L. Hoy	President, Chief Executive Officer and Director	September 27, 2000
/s/ John J. Murphy John J. Murphy	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2000
/s/ Michael F. Massiano Michael F. Massiano	Chairman of the Board	September 27, 2000
/s/ Jan-Eric O. Bergstedt Jan-Eric O. Bergstedt	Director	September 27, 2000
/s/ John J. Carusone, Jr. John J. Carusone, Jr.	Director	September 27, 2000
/s/ Kenneth C. Hopper, M.D. Kenneth C. Hopper, M.D.	Director	September 27, 2000
/s/ Dr. Edward F. Huntington Dr. Edward F. Huntington	Director	September 27, 2000
/s/ David G. Kruczlnicki David G. Kruczlnicki	Director	September 27, 2000
/s/ David L. Moynehan David L. Moynehan	Director	September 27, 2000
/s/ Doris E. Ornstein Doris E. Ornstein	Director	September 27, 2000
/s/ R. J. Reisman, D.M.D. Richard J. Reisman, D.M.D.	Director	September 27, 2000

EXHIBIT INDEX

Exhibit

Number Description

4.1 Shareholder Protection Rights Agreement dated as of May, 1997, between Arrow Financial Corporation and Glens Falls National Bank and Trust Company, as Rights Agent, previously filed as Exhibit 4 to the Registrant's Registration Statement on Form 8-A, dated May 16, 1997, and incorporated herein by reference.

5.1 Opinion of Stinson, Mag & Fizzell regarding the legality of the securities being registered.

15.1 Letter regarding Unaudited Interim Financial Information.

23.1 Consent of KPMG LLP, Certified Public Accountants.

23.2 Consent of Stinson, Mag & Fizzell (included in Exhibit 5.1).

24.1 Powers of Attorney (included in signature page to registration statement).